Exhibit 4.2
                                  OXiGENE, INC.
                          One Copley Place, Suite 602,
                                Boston, MA 02116

                                  July 8, 1998

American Stock Transfer & Trust Company
6201 15th Avenue
3rd Fl.
Brooklyn, New York  11219
Attn:  Herb Lemmer

                  Re:  Amendment to Warrant Agreement
                       ------------------------------

Gentlemen:

     Reference is made to the Warrant Agreement, dated August 26, 1994 (the "Agreement"), by and between OXiGENE, Inc., a Delaware corporation (the "Company") and American Stock Transfer & Trust Company (the "Warrant Agent") in its capacity as the Company's transfer agent and warrant registrar, as amended by letter agreement dated September 19, 1994.

     Pursuant to Section 10 of the Agreement, the Company hereby solicits your consent to an amendment of the terms of the Warrants as follows.

     On July 8, 1998, the Company and the Warrant Agent amended the Warrant Agreement to provide that (a) at 5:00 p.m., New York City time on August 26, 1998, with no action required to be taken by the holders of the Warrants, the Original Expiration Date will be extended (the "Extension") to 5:00 p.m., New York City time, December 31, 1999 (the "Amended Expiration Date"), (b) each Warrant shall be exercisable on and after August 26, 1998, and until the Amended Expiration Date, for 1.07 shares of Common Stock at a price of $14.35 (i.e., the exercise price currently in effect), subject only to adjustment after that date in accordance with the anti-dilution provisions set forth in the Warrant Agreement (which are not being amended) (the "Price Amendment"), and (c) the Company has the right, but not the obligation, at any time after the Original Expiration Date, to redeem, at any time or from time to time, any or all of the Warrants (the "Call" and, together with the Extension and the Price Amendment, the "Amendments"); provided, however, the Company may exercise the Call only if
(i) the average trading price of the shares of the Company's Common Stock, as reported by the National Market of the NASDAQ Stock Market, Inc.SM ("NASDAQ"), for any period of ten consecutive trading days (not including any days on which there are no purchases or sales of Common Stock but the NASDAQ is open for trading) has traded at not less than $16.00 per share, and (ii) the Company has given not less than 20 days written notice to the Warrantholders indicating the Company's election to exercise the Call. Following a Call, any Warrants that were called that remain unexercised at the end of the 20-day notice period will be redeemed promptly thereafter at a redemption price of $.001 per Warrant, payable by the Company in cash.

     The Warrantholders need take no action in connection with the Amendments to the Warrant Agreement, which apply to all outstanding Warrants. Warrantholders need not turn in the certificates evidencing their Warrants that do not reflect the Amendments (the "Original Warrant Certificates") even after the Original Expiration Date. However, after the Original Expiration Date, any Warrantholder has the right, but not the obligation, at the Warrantholder's election, to surrender Original Warrant Certificates to the Warrant Agent which will thereupon be replaced with certificates evidencing Warrants containing the Amendments (the "Revised Warrant Certificates"). In addition, after the Original Expiration Date, Revised Warrant Certificates will be issued in connection with
(a) any transfer of Warrants evidenced by Original Warrant Certificates or (b) a partial exercise of Warrants evidenced by Original Warrant Certificates.



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     Please  signify  your  agreement  with the  terms  hereof  by  signing  and returning this original to the Company, keeping a duplicate copy for your files.


                                  Yours truly,

                                  OXiGENE, Inc.

                                  By: /s/ Bjorn Nordenvall
                                      ---------------------
                                      Bjorn Nordenvall
                                      President and Chief Executive Officer

ACCEPTED AND AGREED TO
this 8th day of July, 1998

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:  /s/ Herbert J. Lemmer
     ---------------------
     Name:  Herbert J. Lemmer
     Title:   Vice President